Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2010 Financial Results

NASSAU, THE BAHAMAS, April 28, 2010 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2010. The March 31, 2010 results and statistics below include the results of operations and locations of Bliss World Holdings, Inc. which was acquired on December 31, 2009.

Steiner Leisure's revenues for the first quarter ended March 31, 2010 increased 24.6% to $146.0 million from $117.1 million during the comparable quarter in 2009. Net income for the first quarter ended March 31, 2010, was $9.7 million compared with $7.9 million for the same quarter in 2009.

Earnings per share for the first quarter ended March 31, 2010 was $0.64 per share, compared with $0.54 per share for the comparable quarter in 2009. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services.  The Company's operations include shipboard and land-based spas and salons.  We provide our services on 128 cruise ships and 68 land-based spas.  Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands.  In addition, a total of 27 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company.  Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Westin Hotels and Resorts. Our award-winning Elemis, Bliss and Remède brands are used and sold in our cruise ship and/or land-based spas and are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas.  Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 29, 2010. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, April 29, 2010 (approximately 3 hours after the call takes place) through Thursday, May 6, 2010 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3249 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2010	2009
Revenues:
Services	$97,831	$83,338
Products	48,140	33,809
Total revenues	145,971	117,147

Cost of Sales:
Cost of services	79,560	67,483
Cost of products	31,119	25,029
Total cost of sales	110,679	92,512
Gross profit	35,292	24,635

Operating Expenses:
Administrative	10,130	6,311
Salary and payroll taxes	13,177	9,616
Total operating expenses	23,307	15,927
Income from operations	11,985	8,708

Other Income (Expense):
Interest expense	(905)	(38)
Other income	31	114
Total other income (expense)	(874)	76

Income before provision for income taxes	11,111	8,784

Provision for income taxes	1,454	841

Net income	$9,657	$7,943
Income per share:
Basic	$0.65	$0.55
Diluted(1)	$0.64	$0.54

Weighted average shares outstanding:
Basic	14,751	14,516
Diluted	15,019	14,591

Notes:

  Considers the impact of outstanding stock options of a subsidiary's common stock of $105,000 as of March 31, 2009. In July 2009, the Company entered into a transaction with the holders of these stock options in which those stock options were exchanged for restricted share units of the Company.

STATISTICS

	First Quarter Ended
	March 31,
	2010	2009

Average number of ships served[1]:	123	126
Spa	101	97
Non-Spa	22	29

Average total number of staff on ships served:	2,099	2,085
Spa	1,924	1,871
Non-Spa	175	214

Revenue per staff per day[2]:	$421	$391
Spa	$434	$409
Non-Spa	$282	$237

Average weekly revenues:	$50,303	$45,437
Spa	$57,654	$55,416
Non-Spa	$15,922	$12,217

Average number of land-based spas served[3]	67	50

Average weekly land-based spas revenues	$29,427	$23,718

Total schools revenues	$16,956,000	$14,705,000

Total wholesale and retail product revenues	$24,280,000	$13,768,000

_____________

1 Average number of ships served reflects the fact that during the periods ships were in and out of service and, accordingly, the number of ships served during the periods varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated, includes fifteen Bliss spas acquired on December 31, 2009, and reflects the fact that during the period spas were opened and closed and, accordingly, the number of spas served during the period varied.